                                                                  EXHIBIT NO. 12

[ON KIRKPATRICK & LOCKHART LLP LETTERHEAD]

                                 August 25, 2003

MFS Series Trust I
500 Boylston Street
Boston, Massachusetts  02116

MFS Series Trust VI
500 Boylston Street
Boston, Massachusetts  02116


         Re:      Reorganization  to Combine  Series of two  Massachusetts
                  Business Trusts

Ladies and Gentlemen:

         MFS Series Trust I, a Massachusetts business trust ("Trust I"), on behalf of MFS Global Asset Allocation Fund, a segregated portfolio of assets ("series") thereof ("Acquired Fund"), and MFS Series Trust VI, also a Massachusetts business trust ("Trust VI"), on behalf of MFS Global Total Return Fund, a series thereof ("Surviving Fund"), have requested our opinion as to certain federal income tax consequences of the proposed acquisition of Acquired Fund by Surviving Fund pursuant to an Agreement and Plan of Reorganization between them dated as of May 20, 2003 ("Plan").(1) Specifically, each Investment Company has requested our opinion --

                  (1) that Surviving Fund's acquisition of Acquired Fund's assets in exchange solely for voting shares of beneficial interest ("shares") in Surviving Fund ("Reorganization Shares") and Surviving Fund's assumption of Acquired Fund's liabilities, followed by Acquired Fund's distribution of those shares pro rata to its shareholders of record determined as of the close of business on the last business day preceding the Closing Date (as herein defined) ("Acquired Fund Shareholders") constructively in exchange for their shares in Acquired Fund ("Acquired Fund Shares") (such transactions collectively referred to herein as the "Reorganization"), will qualify as a "reorganization" as defined in section 368(a)(1)(C),2 and each Fund will be "a party to a reorganization" within the meaning of section 368(b);

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(1) Acquired Fund and Surviving Fund are sometimes referred to herein individually as a "Fund" and collectively as the "Funds," and Trust I and Trust VI are sometimes referred to herein individually as an "Investment Company" and collectively as the "Investment Companies."

(2) All "section" references are to the Internal Revenue Code of 1986, as amended ("Code"), unless otherwise noted, and all "Treas. Reg.ss." references are to the regulations under the Code ("Regulations").

                  (2) that neither the Funds nor the Acquired Fund Shareholders will recognize gain or loss on the Reorganization; and

                  (3) regarding the basis and holding period after the Reorganization of the transferred assets and the Reorganization Shares issued pursuant thereto.

         In rendering this opinion, we have examined (1) the Plan, (2) the Prospectus/Proxy Statement dated July 2, 2003, that was furnished in connection with the solicitation of proxies by Trust I's Board of Trustees for use at a special meeting of Acquired Fund's shareholders held on August 15, 2003 ("Proxy Statement"), and (3) other documents we have deemed necessary or appropriate for the purposes hereof. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification, on statements of responsible officers of each Investment Company and the representations described below and made in the Plan (as contemplated in paragraph 8.6 thereof) (collectively, "Representations").

                                      FACTS

         Each Investment Company is a Massachusetts business trust that is a duly registered investment company classified as a management company of the open-end type, and its registration with the Securities and Exchange Commission ("Commission") as an investment company under the Investment Company Act of 1940, as amended ("1940 Act"), is in full force and effect. Acquired Fund is a duly established and designated series of Trust I, and Surviving Fund is a duly established and designated series of Trust VI. Before January 1, 1997, each Investment Company "claimed" classification for federal tax purposes as an association taxable as a corporation and has not elected otherwise since.

         The Acquired Fund Shares are divided into four classes, designated Class A, Class B, Class C, and Class I shares ("Class A Acquired Fund Shares," "Class B Acquired Fund Shares," "Class C Acquired Fund Shares," and "Class I Acquired Fund Shares," respectively). Surviving Fund's shares are divided into five classes, including four classes designated Class A, Class B, Class C, and Class I shares ("Class A Reorganization Shares," "Class B Reorganization Shares," "Class C Reorganization Shares," and "Class I Reorganization Shares," respectively), which four classes are the only classes of Surviving Fund's shares involved in the Reorganization and thus included in the term "Reorganization Shares." Each class of Acquired Fund Shares is substantially similar to the corresponding class of Reorganization Shares, i.e., the Funds' Class A, Class B, Class C, and Class I shares correspond to each other.

         The Reorganization will occur on or about the date hereof ("Closing Date").

         The Funds' investment goals and policies are very similar. Acquired Fund's objective is to seek total return over the long-term through investments in equity and fixed-income securities, low volatility of share price (i.e., net asset value per share), and reduced risk (compared to an aggressive equity/fixed income portfolio). Surviving Fund's objective is to seek total return by investing in securities that provide above-average current income (compared to a portfolio invested entirely in equity securities) and opportunities for long-term growth of capital and income. Both Funds seek to achieve their goals by investing in a combination of equity and debt securities of U.S. and non-U.S. issuers, including those in both developed and emerging markets. Surviving Fund invests at least 40%, but not more than 75%, of its net assets in global equity securities and at least 25% of its net assets in global fixed-income securities, while Acquired Fund, under normal market conditions, invests at least 30% of its total assets in equity securities.

         The primary difference between the Funds is that Acquired Fund may invest a relatively large percentage of its assets in a single issuer compared to Surviving Fund and may invest a substantial amount of its assets in issuers located in a single country or a limited number of countries, while Surviving Fund generally is invested in issuers located in a number of different countries. In addition, Acquired Fund may invest in lower rated bonds, derivative instruments (such as futures, options, and swaps), and municipal securities to a greater extent than Surviving Fund.

         For the reasons, and after consideration of the factors, described in the Proxy Statement, each Investment Company's Board of Trustees unanimously approved the Plan. In doing so, each such board, including all its members that are not "interested persons" (as that term is defined in the 1940 Act), determined that (1) the Reorganization will be in its Fund's best interests and
(2) the interests of its Fund's existing shareholders will not be diluted as a result of effecting the Reorganization.

         The Plan, which specifies that the Investment Companies intend it to be, and adopt it as, a "plan of reorganization" within the meaning of the Regulations, provides in relevant part for the following:

                  (1) Surviving Fund's acquisition of all of Acquired Fund's assets (consisting, without limitation, of portfolio securities and instruments, dividend and interest receivables, claims and rights of action, cash, and other assets) as set forth in a statement of assets and liabilities as of the close of business on the last business day preceding the Closing Date prepared in accordance with generally accepted accounting principles consistently applied and certified by Trust I's Treasurer or Assistant Treasurer ("Statement of Assets and Liabilities") (collectively, "Assets"), in exchange solely for the following:

                           (a) the number of full and fractional (rounded to the
                  third decimal place) (i) Class A Reorganization Shares determined by dividing the net value of the Assets (computed as set forth in paragraph 2.1 of the Plan) ("Acquired Fund Value") attributable to the Class A Acquired Fund Shares by the net asset value (computed as set forth in such paragraph) ("NAV") of a Class A Reorganization Share, (ii) Class B Reorganization Shares determined by dividing the Acquired Fund Value attributable to the Class B Acquired Fund Shares by the NAV of a Class B Reorganization Share, (iii) Class C Reorganization Shares determined by dividing the Acquired Fund Value attributable to the Class C Acquired Fund Shares by the NAV of a Class C Reorganization Share, and (iv) Class I Reorganization Shares determined by dividing the Acquired Fund Value attributable to the Class I Acquired Fund Shares by the NAV of a Class I Reorganization Share; and

                           (b) Surviving Fund's assumption of all of Acquired
                  Fund's liabilities set forth in the Statement of Assets and Liabilities (collectively, "Liabilities");

                  (2) Acquired Fund's liquidation and the constructive distribution of those Reorganization Shares to the Acquired Fund Shareholders, by transferring the Reorganization Shares then credited to Acquired Fund's account on Surviving Fund's books to open accounts on Surviving Fund's share records in the Acquired Fund Shareholders' names and representing the respective pro rata number of full and fractional (rounded to the third decimal place) Reorganization Shares due such shareholders, by class -- Surviving Fund will not issue share certificates representing the Reorganization Shares in connection with such distribution, except in certain limited circumstances(3); and

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3 Acquired Fund Shareholders holding certificates representing their ownership of Acquired Fund Shares -- many Acquired Fund shareholders do not hold such certificates -- must surrender such certificates or deliver an affidavit with respect to lost certificates to Acquired Fund prior to the Closing Date. Any Acquired Fund Share certificate that remains outstanding on the Closing Date will be deemed to be cancelled, will no longer evidence ownership of Acquired Fund Shares, and will not evidence ownership of any Reorganization Shares.

                  (4) Acquired Fund's termination promptly after that distribution.


                                 REPRESENTATIONS

         Trust I has represented and warranted to us as follows:

                  (1) Acquired Fund is a "fund" as defined in section 851(g)(2); it has qualified for treatment as a regulated investment company under Subchapter M of the Code (a "RIC") for each past taxable year since it commenced operations and will continue to meet all the requirements for that qualification for its current taxable year; it will invest the Assets at all times through the Closing Date in a manner that ensures compliance with the foregoing; and it has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;

                  (2) From the date it commenced operations through the Closing Date, Acquired Fund has conducted and shall conduct its "historic business" (within the meaning of Treas. Reg. ss. 1.368-1(d)(2)) in a substantially unchanged manner; before the Closing Date Acquired Fund shall not (a) dispose of and/or acquire any assets (i) solely for the purpose of satisfying Surviving Fund's investment objective or policies or (ii) for any other reason except in the ordinary course of its business as a RIC or (b) otherwise change its historic investment policies; and Trust I believes, based on its review of each Fund's investment portfolio, that most of Acquired Fund's assets are consistent with Surviving Fund's investment objective and policies and thus can be transferred to and held by Surviving Fund if the Plan is approved by Acquired Fund's shareholders;

                  (3) Acquired Fund incurred the Liabilities in the ordinary course of its business;

                  (4) Acquired Fund is not under the jurisdiction of a court in a "title 11 or similar case" (within the meaning of section 368(a)(3)(A));

                  (5) During the five-year period ending on the Closing Date,
         (a) neither Acquired Fund nor any person "related" (within the meaning of Treas. Reg. ss. 1.368-1(e)(3)) to it will have acquired Acquired Fund Shares, either directly or through any transaction, agreement, or arrangement with any other person, with consideration other than Trust VI's shares attributable to Surviving Fund (sometimes referred to below as "Surviving Fund Shares") or Acquired Fund Shares, except for shares redeemed in the ordinary course of Acquired Fund's business as a series of an open-end investment company as required by section 22(e) of the 1940 Act, and (b) no distributions will have been made with respect to Acquired Fund Shares, other than normal, regular dividend distributions made pursuant to Acquired Fund's historic dividend-paying practice and other distributions that qualify for the deduction for dividends paid (within the meaning of section 561) referred to in sections 852(a)(1) and 4982(c)(1)(A); and

                  (6) Not more than 25% of the value of Acquired Fund's total assets (excluding cash, cash items, and U.S. government securities) is invested in the stock and securities of any one issuer, and not more than 50% of the value of such assets is invested in the stock and securities of five or fewer issuers.

         Trust VI has represented and warranted to us as follows:

                  (1) Surviving Fund is a "fund" as defined in section 851(g)(2); it has qualified for treatment as a RIC for each past taxable year since it commenced operations and will continue to meet all the requirements for that qualification for its current taxable year; it intends to meet all such requirements for its next taxable year; and it has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;

                  (2) No consideration other than Reorganization Shares (and Surviving Fund's assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization;

                  (3) Surviving Fund has no plan or intention to issue additional shares following the Reorganization except for shares issued in the ordinary course of its business as a series of an open-end investment company; nor does Surviving Fund, or any person "related" (within the meaning of Treas. Reg. ss. 1.368-1(e)(3)) to it, have any plan or intention to acquire -- during the five-year period beginning on the Closing Date, either directly or through any transaction, agreement, or arrangement with any other person -- with consideration other than Surviving Fund Shares, any Reorganization Shares issued to the Acquired Fund Shareholders pursuant to the Reorganization, except for redemptions in the ordinary course of such business as required by section 22(e) of the 1940 Act;

                  (4) Following the Reorganization, Surviving Fund (a) will continue Acquired Fund's "historic business" (within the meaning of Treas. Reg. ss. 1.368-1(d)(2)) or (b) will use a significant portion of Acquired Fund's "historic business assets" (within the meaning of Treas. Reg. ss. 1.368-1(d)(3)) in a business;

                  (5) There is no plan or intention for Surviving Fund to be dissolved or merged into another business trust or a corporation or any "fund" thereof (as defined in section 851(g)(2)) following the Reorganization;

                  (6) Immediately after the Reorganization, (a) not more than 25% of the value of Surviving Fund's total assets (excluding cash, cash items, and U.S. government securities) will be invested in the stock and securities of any one issuer and (b) not more than 50% of the value of such assets will be invested in the stock and securities of five or fewer issuers;

                  (7) Surviving Fund does not directly or indirectly own, nor on the Closing Date will it directly or indirectly own, nor has it directly or indirectly owned at any time during the past five years, any shares of Acquired Fund; and

                  (8) During the five-year period ending on the Closing Date, neither Surviving Fund nor any person "related" (within the meaning of Treas. Reg. ss. 1.368-1(e)(3)) to it will have acquired Acquired Fund Shares with consideration other than Surviving Fund Shares.

         Each Investment Company has represented and warranted to us as follows:

                  (1) The fair market value of the Reorganization Shares each Acquired Fund Shareholder receives will be approximately equal to the fair market value of the Acquired Fund Shares it constructively surrenders in exchange therefor;

                  (2) Its management (a) is unaware of any plan or intention of Acquired Fund Shareholders to redeem, sell, or otherwise dispose of (i) any portion of their Acquired Fund Shares before the Reorganization to any person "related" (within the meaning of Treas. Reg. ss. 1.368-1(e)(3)) to either Fund or (ii) any portion of the Reorganization Shares they receive in the Reorganization to any person "related" (within such meaning) to Surviving Fund, (b) does not anticipate dispositions of the Reorganization Shares at the time of or soon after the Reorganization to significantly exceed the usual rate and frequency of dispositions of shares of Acquired Fund as a series of an open-end investment company, and (c) does not anticipate that there will be extraordinary redemptions of Reorganization Shares immediately following the Reorganization;

                  (3) Each Acquired Fund Shareholder will pay his or her own expenses (including fees of personal investment or tax advisers for advice regarding the Reorganization), if any, he or she incurs in connection with the Reorganization;

                  (4) The fair market value of the Assets on a going concern basis will equal or exceed the Liabilities to be assumed by Surviving Fund and those to which the Assets are subject;

                  (5) There is no intercompany indebtedness between the Funds that was issued or acquired, or will be settled, at a discount;

                  (6) Pursuant to the Reorganization, Acquired Fund will transfer to Surviving Fund, and Surviving Fund will acquire, at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, Acquired Fund held immediately before the Reorganization. For the purposes of the foregoing, any amounts Acquired Fund uses to pay its Reorganization expenses and to make redemptions and distributions immediately before the Reorganization (except (a) redemptions in the ordinary course of its business required by section 22(e) of the 1940 Act and (b) regular, normal dividend distributions made to conform to its policy of distributing all or substantially all of its income and gains to avoid the obligation to pay federal income tax and/or the excise tax under section 4982) will be included as assets it held immediately before the Reorganization;

                  (7) None of the compensation received by any Acquired Fund Shareholder who is an employee of or service provider to Acquired Fund will be separate consideration for, or allocable to, any of the Acquired Fund Shares that shareholder held; none of the Reorganization Shares any such shareholder receives will be separate consideration for, or allocable to, any employment agreement, investment advisory agreement, or other service agreement; and the consideration paid to any such shareholder will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services;

                  (8) Immediately after the Reorganization, the Acquired Fund Shareholders will not own shares constituting "control" (as defined in section 304(c)) of Surviving Fund;

                  (9) Neither Fund will be reimbursed for any expenses incurred by it or on its behalf in connection with the Reorganization unless those expenses are solely and directly related to the Reorganization (determined in accordance with the guidelines set forth in Rev. Rul. 73-54, 1973-1 C.B. 187); and

                  (10) The aggregate value of the acquisitions, redemptions, and distributions limited by Trust I's Representation numbered (5) and Trust VI's Representations numbered (3) and (8) will not exceed 50% of the value (without giving effect to such acquisitions, redemptions, and distributions) of the proprietary interest in Acquired Fund on the Closing Date.

                                     OPINION

         Based solely on the facts set forth above, and conditioned on the Representations being true on the Closing Date and the Reorganization being consummated in accordance with the Plan, our opinion (as explained more fully in the next section of this letter) is as follows:

                  (1) Surviving Fund's acquisition of the Assets in exchange solely for Reorganization Shares and Surviving Fund's assumption of the Liabilities, followed by Acquired Fund's distribution of those shares in complete liquidation pro rata to the Acquired Fund Shareholders constructively in exchange for their Acquired Fund Shares, will qualify as a "reorganization" as defined in section 368(a)(1)(C), and each Fund will be "a party to a reorganization" within the meaning of section 368(b);

                  (2) Acquired Fund will recognize no gain or loss on the transfer of the Assets to Surviving Fund in exchange solely for Reorganization Shares and Surviving Fund's assumption of the Liabilities(4) or on the subsequent distribution of those shares to the Acquired Fund Shareholders in constructive exchange for their Acquired Fund Shares;

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(4) Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on either Fund or any Acquired Fund Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.


                  (3) Surviving Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Reorganization Shares and its assumption of the Liabilities;

                  (4) Surviving Fund's basis in each Asset will be the same as Acquired Fund's basis therein immediately before the Reorganization, and Surviving Fund's holding period for each Asset will include Acquired Fund's holding period therefor;

                  (5) An Acquired Fund Shareholder will recognize no gain or loss on the constructive exchange of all its Acquired Fund Shares solely for Reorganization Shares pursuant to the Reorganization; and

                  (6) An Acquired Fund Shareholder's aggregate basis in the Reorganization Shares it receives in the Reorganization will be the same as the aggregate basis in its Acquired Fund Shares it constructively surrenders in exchange for those Reorganization Shares, and its holding period for those Reorganization Shares will include, in each instance, its holding period for those Acquired Fund Shares, provided the Acquired Fund Shareholder holds them as capital assets on the Closing Date.

         Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service ("Service") in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect our opinion; we assume no responsibility to update our opinion with respect to any such change or modification. Our opinion also is applicable only to the extent each Fund is solvent, and we express no opinion about the tax treatment of the transactions described herein if either Fund is insolvent. Our opinion is solely for the addressees' information and use and may not be relied on for any purpose by any other person without our express written consent.


                                    ANALYSIS

I. The Reorganization Will Qualify as a C Reorganization, and Each Fund Will Be a Party to a Reorganization.

         A. Each Fund Is a Separate Corporation.

         A reorganization under section 368(a)(1)(C) (a "C Reorganization") involves the acquisition by one corporation, in exchange solely for all or a part of its voting stock, of substantially all of the properties of another corporation. For a transaction to qualify under that section, therefore, both entities involved therein must be corporations (or associations taxable as corporations). Each Investment Company, however, is a business trust, not a corporation, and each Fund is a separate series of an Investment Company.

         Regulation section 301.7701-4(b) provides that certain arrangements known as trusts (because legal title is conveyed to trustees for the benefit of beneficiaries) will not be classified as trusts for purposes of the Code because they are not simply arrangements to protect or conserve the property for the beneficiaries. That section states that these "business or commercial trusts" generally are created by the beneficiaries simply as devices to carry on profit-making businesses that normally would have been carried on through business organizations classified as corporations or partnerships under the Code and concludes that the fact that any organization is technically cast in the trust form will not change its real character if it "is more properly classified as a business entity under [Treas. Reg.] ss. 301.7701-2."(5) Furthermore, pursuant to Treas. Reg. ss. 301.7701-4(c), "[a]n `investment' trust will not be classified as a trust if there is a power under the trust agreement to vary the investment of the certificate holders. See Commissioner v. North American Bond Trust, 122 F.2d 545 (2d Cir. 1941), cert. denied, 314 U.S. 701 (1942)."

         Based on these criteria, neither Investment Company qualifies as a trust for federal tax purposes.(6) Each Investment Company is not simply an arrangement to protect or conserve property for the beneficiaries but is designed to carry on a profit-making business. Furthermore, while each Investment Company is an "investment trust," there is a power under its Declaration of Trust to vary its shareholders' investment therein. Neither Investment Company has a fixed pool of assets -- each series thereof (including each Fund) is a managed portfolio of securities, and its investment adviser has the authority to buy and sell securities for it. Accordingly, we believe that each Investment Company should not be classified as a trust, and instead should be classified as a business entity, for federal tax purposes.

---------
(5) On December 10, 1996, the Service adopted Regulations for classifying business organizations (Treas. Reg. ss.ss. 301.7701-1 through -3 and parts of -4, the so-called "check-the-box" Regulations) to replace the provisions in the then-existing Regulations that "have become increasingly formalistic. [The check-the-box Regulations replace] those rules with a much simpler approach that generally is elective." T.D. 8697, 1997-1 C.B. 215. Regulation section 301.7701-2(a) provides that "a business entity is any entity recognized for federal tax purposes . . . that is not properly classified as a trust under [Treas. Reg.] ss. 301.7701-4 or otherwise subject to special treatment under the . . . Code." Neither Investment Company is subject to any such special treatment.

(6) Because each Fund is considered separate from each other series of the Investment Company of which it is a part for federal tax purposes (see the discussion in the last paragraph of I.A. below), the analysis in the accompanying text applies equally to each Fund.

         Regulation section 301.7701-2(a) provides that "[a] business entity with two or more members is classified for federal tax purposes as either a corporation or a partnership." The term "corporation" is defined for those purposes (in Treas. Reg. ss. 301.7701-2(b)) to include corporations denominated as such under the federal or state statute pursuant to which they were organized and certain other entities. Any business entity that is not classified as a corporation under that section (an "eligible entity") and has at least two members can elect to be classified as either an association (and thus a corporation) or a partnership. Treas. Reg. ss. 301.7701-3(a).

         An eligible entity in existence before January 1, 1997, the effective date of the check-the-box Regulations, "will have the same classification that the entity claimed under [the prior Regulations]," unless it elects otherwise. Treas. Reg. ss. 301.7701-3(b)(3)(i). Based on the reasoning stated in the second preceding paragraph -- and the fact that, under the law that existed before the check-the-box Regulations, the word "association" had been held to include a Massachusetts business trust (see Hecht v. Malley, 265 U.S. 144 (1924)) -- each Investment Company "claimed" classification under the prior Regulations as an association taxable as a corporation. Moreover, since that date neither has elected not to be so classified. Accordingly, we believe that each Investment Company will continue to be classified as an association (and thus a corporation) for federal tax purposes.

         The Investment Companies as such, however, are not participating in the Reorganization, but rather separate series thereof (the Funds) are the participants. Ordinarily, a transaction involving segregated pools of assets such as the Funds could not qualify as a reorganization, because the pools would not be separate taxable entities that constitute corporations. Under section 851(g), however, each Fund is treated as a separate corporation for all purposes of the Code save the definitional requirement of section 851(a) (which is satisfied by the respective Investment Companies). Accordingly, we believe that each Fund is a separate corporation, and its shares are treated as shares of corporate stock, for purposes of section 368(a)(1)(C).

         B. Transfer of "Substantially All" of Acquired Fund's Properties.

         For an acquisition to qualify as a C Reorganization, the acquiring corporation must acquire "substantially all of the properties" of the transferor corporation in exchange solely for all or part of the acquiring corporation's stock. For purposes of issuing private letter rulings, the Service considers the transfer of at least 90% of the fair market value of the transferor's net assets, and at least 70% of the fair market value of its gross assets, held immediately before the reorganization to satisfy the "substantially all" requirement. Rev. Proc. 77-37, 1977-2 C.B. 568. The Reorganization will involve such a transfer. Accordingly, we believe that the Reorganization will involve the transfer to Surviving Fund of substantially all of Acquired Fund's properties.

         C. Qualifying Consideration.

         The acquiring corporation in an acquisition intended to qualify as a C Reorganization must acquire at least 80% (by fair market value) of the transferor's property solely for voting stock. Section 368(a)(2)(B)(iii). The assumption of liabilities by the acquiring corporation or its acquisition of property subject to liabilities normally is disregarded (section 368(a)(1)(C)), but the amount of any such liabilities will be treated as money paid for the transferor's property if the acquiring corporation exchanges any money or property (other than its voting stock) therefor. Section 368(a)(2)(B). Because Surviving Fund will exchange only Reorganization Shares, and no money or other property, for the Assets, we believe that the Reorganization will satisfy the solely-for-voting-stock requirement to qualify as a C Reorganization.

         D. Distribution by Acquired Fund.

         Section 368(a)(2)(G)(i) provides that a transaction will not qualify as a C Reorganization unless the corporation whose properties are acquired distributes the stock it receives and its other property in pursuance of the plan of reorganization. Under the Plan -- which we believe constitutes a "plan of reorganization" within the meaning of Treas. Reg. ss. 1.368-2(g) -- Acquired Fund will distribute all the Reorganization Shares it receives to the Acquired Fund Shareholders in constructive exchange for their Acquired Fund Shares; as soon as is reasonably practicable thereafter, Acquired Fund will be terminated. Accordingly, we believe that the requirements of section 368(a)(2)(G)(i) will be satisfied.

         E. Requirements of Continuity.

         Regulation section 1.368-1(b) sets forth two prerequisites to a valid reorganization: (1) a continuity of the business enterprise through the issuing corporation ("IC") -- defined in that section as "the acquiring corporation (as that term is used in section 368(a))," with an exception not relevant here -- under the modified corporate form as described in Treas. Reg. ss. 1.368-1(d) ("continuity of business enterprise") and (2) a continuity of interest as described in Treas. Reg. ss. 1.368-1(e) ("continuity of interest").

                  1. Continuity of Business Enterprise.

         To satisfy the continuity of business enterprise requirement of Treas. Reg. ss. 1.368-1(d)(1), IC must either (i) continue the target corporation's "historic business" ("business continuity") or (ii) use a significant portion of the target corporation's "historic business assets" in a business ("asset continuity").

         While there is no authority that deals directly with the continuity of business enterprise requirement in the context of a transaction such as the Reorganization, Rev. Rul. 87-76, 1987-2 C.B. 84, deals with a somewhat similar situation. In that ruling, P was an "investment company" (as defined in section 368(a)(2)(F)(iii)) that invested exclusively in municipal bonds. P acquired the assets of T, another such investment company, in exchange for P common stock in a transaction that was intended to qualify as a C Reorganization. Prior to the exchange, T sold its entire portfolio of corporate stocks and bonds and purchased a portfolio of municipal bonds. The Service held that this transaction did not qualify as a reorganization for the following reasons: (1) because T had sold its historic assets prior to the exchange, there was no asset continuity; and (2) the failure of P to engage in the business of investing in corporate stocks and bonds after the exchange caused the transaction to lack business continuity as well.

         The Funds' investment objectives, strategies, and restrictions are very similar; indeed, Trust I believes that most of Acquired Fund's assets are consistent with Surviving Fund's investment objective and policies and thus can be transferred to and held by Surviving Fund. Moreover, after the Reorganization Surviving Fund will continue Acquired Fund's "historic business" (within the meaning of Treas. Reg. ss. 1.368-1(d)(2)) or will use in its business a significant portion of Acquired Fund's "historic business assets" (within the meaning of Treas. Reg. ss. 1.368-1(d)(3)).

         For all the foregoing reasons, we believe that the Reorganization will satisfy the continuity of business enterprise requirement.

                  2. Continuity of Interest.

         Regulation section 1.368-1(e)(1)(i) provides that "[c]ontinuity of interest requires that in substance a substantial part of the value of the proprietary interests in the target corporation be preserved in the reorganization. A proprietary interest in the target corporation is preserved if, in a potential reorganization, it is exchanged for a proprietary interest in the issuing corporation . . . ." That section goes on to provide that
"[h]owever, a proprietary interest in the target corporation is not preserved if, in connection with the potential reorganization, . . . stock of the issuing corporation furnished in exchange for a proprietary interest in the target corporation in the potential reorganization is redeemed. All facts and circumstances must be considered in determining whether, in substance, a proprietary interest in the target corporation is preserved."

         For purposes of issuing private letter rulings, the Service considers the continuity of interest requirement satisfied if ownership in an acquiring corporation on the part of a transferor corporation's former shareholders is equal in value to at least 50% of the value of all the formerly outstanding shares of the transferor corporation.(7) Although shares of both the target and acquiring corporations held by the target corporation's shareholders that are disposed of before or after the transaction will be considered in determining satisfaction of the 50% standard, the Service has issued private letter rulings that excepted from that determination "shares which are required to be redeemed at the demand of shareholders by . . . Target or Acquiring in the ordinary course of their businesses as open-end investment companies (or series thereof) pursuant to Section 22(e) of the 1940 Act." Priv. Ltr. Ruls. 9823018 (Mar. 5,
1998) and 9822053 (Mar. 3, 1998); cf. Priv. Ltr. Rul. 199941046 (July 16, 1999)
(redemption of a target RIC shareholder's shares, amounting to 42% of the RIC's value, and other shares "redeemed in the ordinary course of Target's business as an open-end investment company pursuant to section 22(e)" excluded from determination of whether the target or a related person acquired its shares with consideration other than target or acquiring fund shares).(8)

         During the five-year period ending on the Closing Date, (1) neither Acquired Fund nor any person related(9) to it will have acquired Acquired Fund Shares, either directly or through any transaction, agreement, or arrangement with any other person, with consideration other than Surviving Fund Shares or Acquired Fund Shares, except for shares redeemed in the ordinary course of Acquired Fund's business as a series of an open-end investment company as required by section 22(e) of the 1940 Act, and (2) no distributions will have been made with respect to Acquired Fund Shares, other than normal, regular dividend distributions made pursuant to Acquired Fund's historic dividend-paying practice and other distributions that qualify for the deduction for dividends paid (within the meaning of section 561) referred to in sections 852(a)(1) and 4982(c)(1)(A). Nor does Surviving Fund, or any person related to it, have any plan or intention to acquire -- during the five-year period beginning on the Closing Date, either directly or through any transaction, agreement, or arrangement with any other person -- with consideration other than Surviving Fund Shares, any Reorganization Shares issued pursuant to the Reorganization, except for redemptions required by the 1940 Act in the ordinary course of that business. Furthermore, during the five-year period ending on the Closing Date, neither Surviving Fund nor any person related to it will have acquired Acquired Fund Shares with consideration other than Surviving Fund Shares. The aggregate value of the acquisitions, redemptions, and distributions limited by the foregoing will not exceed 50% of the value (without giving effect to such acquisitions, redemptions, and distributions) of the proprietary interest in Acquired Fund on the Closing Date.

---------
(7) Rev. Proc. 77-37, supra; but see Rev. Rul. 56-345, 1956-2 C.B. 206
    (continuity of interest was held to exist in a reorganization of two RICs where immediately after the reorganization 26% of the shares were redeemed to allow investment in a third RIC); see also Reef Corp. v. Commissioner, 368 F.2d 125 (5th Cir. 1966), cert. denied, 386 U.S. 1018 (1967) (a redemption of 48% of a transferor corporation's stock was not a sufficient shift in proprietary interest to disqualify a transaction as a reorganization under section 368(a)(1)(F) ("F Reorganization"), even though only 52% of the transferor's shareholders would hold all the transferee's stock); Aetna Casualty and Surety Co. v. U.S., 568 F.2d 811, 822-23 (2d Cir.
    1976) (redemption of a 38.39% minority interest did not prevent a transaction from qualifying as an F Reorganization); Rev. Rul. 61-156, 1961-2 C.B. 62 (a transaction qualified as an F Reorganization even though the transferor's shareholders acquired only 45% of the transferee's stock, while the remaining 55% of that stock was issued to new shareholders in a public underwriting immediately after the transfer).

(8) Although, under section 6110(k)(3), a private letter ruling may not be cited as precedent, tax practitioners look to such rulings as generally indicative of the Service's views on the proper interpretation of the Code and the Regulations. Cf. Rowan Companies, Inc. v. Commissioner, 452 U.S. 247 (1981); also see Treas. Reg. ss. 1.6662-4(d)(3)(iii) (providing that private letter rulings issued after October 31, 1976, are authority for purposes of determining whether there is or was substantial authority for the tax treatment of an item under section 6662(d)((2)(B)(i), in connection with the imposition of the accuracy-related penalty under section 6662 to a substantial understatement of income tax).

(9) All references in this and the next paragraph to the word "related" are to that word within the meaning of Treas. Reg.ss. 1.368-1(e)(3).

         There is no plan or intention of Acquired Fund Shareholders to redeem, sell, or otherwise dispose of (1) any portion of their Acquired Fund Shares before the Reorganization to any person related to either Fund or (2) any portion of the Reorganization Shares they receive in the Reorganization to any person related to Surviving Fund. Moreover, each Investment Company (a) does not anticipate dispositions of the Reorganization Shares at the time of or soon after the Reorganization to significantly exceed the usual rate and frequency of dispositions of shares of Acquired Fund as a series of an open-end investment company and (b) does not anticipate that there will be extraordinary redemptions of Reorganization Shares immediately following the Reorganization. Although Surviving Fund Shares will be offered for sale to the public on an ongoing basis after the Reorganization, sales of those shares will arise out of a public offering separate and unrelated to the Reorganization and not as a result thereof. See Reef Corp. v. Commissioner, 368 F.2d at 134; Rev. Rul. 61-156, supra. Similarly, although Acquired Fund Shareholders may redeem Reorganization Shares pursuant to their rights as shareholders of a series of an open-end investment company (see Priv. Ltr. Ruls. 9823018 and 9822053, supra, and 8816064 (Jan. 28, 1988)), those redemptions will result from the exercise of those rights in the course of Surviving Fund's business as such a series and not from the Reorganization as such.

         Accordingly, we believe that the Reorganization will satisfy the continuity of interest requirement.

         F. Business Purpose.

         All reorganizations must meet the judicially imposed requirements of the "business purpose doctrine," which was established in Gregory v. Helvering, 293 U.S. 465 (1935), and is now set forth in Treas. Reg. ss.ss. 1.368-1(b), -1(c), and -2(g) (the last of which provides that, to qualify as a reorganization, a transaction must be "undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization"). Under that doctrine, a transaction must have a bona fide business purpose (and not a purpose to avoid federal income tax) to qualify as a valid reorganization. The substantial business purposes of the Reorganization are described in the Proxy Statement. Accordingly, we believe that the Reorganization is being undertaken for bona fide business purposes (and not a purpose to avoid federal income tax) and therefore meets the requirements of the business purpose doctrine.

         G. Satisfaction of Section 368(a)(2)(F).

         Under section 368(a)(2)(F), if two or more parties to a transaction described in section 368(a)(1) (with an exception not relevant here) were "investment companies" immediately before the transaction, then the transaction shall not be considered a reorganization with respect to any such investment company and its shareholders. But that section does not apply to a participating investment company if, among other things, it is a RIC or --

         (1) not more than 25% of the value of its total assets is invested in the stock and securities of any one issuer and

         (2) not more than 50% of the value of its total assets is invested in the stock and securities of five or fewer issuers.

In determining total assets for these purposes, cash and cash items (including receivables) and U.S. government securities are excluded. Section 368(a)(2)(F)(iv). Each Fund will meet the requirements to qualify for treatment as a RIC for its respective current taxable year and will satisfy the foregoing percentage tests. Accordingly, we believe that section 368(a)(2)(F) will not cause the Reorganization to fail to qualify as a C Reorganization with respect to either Fund.

         For all the foregoing reasons, we believe that the Reorganization will qualify as a C Reorganization.

         H. Each Fund Will Be a Party to a Reorganization.

         Section 368(b)(2) provides, in pertinent part, that in the case of a reorganization involving the acquisition by one corporation of properties of another -- and Treas. Reg. ss. 1.368-2(f) further provides that if one corporation transfers substantially all its properties to a second corporation in exchange for all or a part of the latter's voting stock (i.e., a C Reorganization) -- the term "a party to a reorganization" includes each corporation. Pursuant to the Reorganization, Acquired Fund is transferring all its properties to Surviving Fund in exchange for Reorganization Shares. Accordingly, we believe that each Fund will be "a party to a reorganization."


II. Acquired Fund Will Recognize No Gain or Loss.

         Under sections 361(a) and (c), no gain or loss shall be recognized to a corporation that is a party to a reorganization if, pursuant to the plan of reorganization, (1) it exchanges property solely for stock or securities in another corporate party to the reorganization and (2) distributes that stock or securities to its shareholders. (Such a distribution is required by section 368(a)(2)(G)(i) for a reorganization to qualify as a C Reorganization.) Section 361(c)(4) provides that sections 311 and 336 (which require recognition of gain on certain distributions of appreciated property) shall not apply to such a distribution.

         Section 357(a) provides in pertinent part that, except as provided in section 357(b), if a taxpayer receives property that would be permitted to be received under section 361 without recognition of gain if it were the sole consideration and, as part of the consideration, another party to the exchange assumes a liability of the taxpayer or acquires from the taxpayer property subject to a liability, then that assumption or acquisition shall not be treated as money or other property and shall not prevent the exchange from being within section 361. Section 357(b) applies where the principal purpose of the assumption or acquisition was a tax avoidance purpose or not a bona fide business purpose.

         As noted above, it is our opinion that the Reorganization will qualify as a C Reorganization, each Fund will be a party to a reorganization, and the Plan constitutes a plan of reorganization. Acquired Fund will exchange the Assets solely for Reorganization Shares and Surviving Fund's assumption of the Liabilities and then will be terminated pursuant to the Plan, distributing those shares to the Acquired Fund Shareholders in constructive exchange for their Acquired Fund Shares. As also noted above, it is our opinion that the Reorganization is being undertaken for bona fide business purposes (and not a purpose to avoid federal income tax); we also do not believe that the principal purpose of Surviving Fund's assumption of the Liabilities is avoidance of federal income tax on the proposed transaction. Accordingly, we believe that Acquired Fund will recognize no gain or loss on the Reorganization.(10)

---------
(10) See footnote 4.

III. Surviving Fund Will Recognize No Gain or Loss.

         Section 1032(a) provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for its stock. Surviving Fund will issue Reorganization Shares to Acquired Fund in exchange for the Assets, which consist of money and securities. Accordingly, we believe that Surviving Fund will recognize no gain or loss on the Reorganization.


IV. Surviving Fund's Basis in the Assets Will Be a Carryover Basis, and Its Holding Period Will Include Acquired Fund's Holding Period.

         Section 362(b) provides, in pertinent part, that the basis of property acquired by a corporation in connection with a reorganization to which section 368 applies shall be the same as it would be in the hands of the transferor, increased by the amount of gain recognized to the transferor on the transfer (a "carryover basis"). As noted above, it is our opinion that the Reorganization will qualify as such a reorganization and that Acquired Fund will recognize no gain on the Reorganization. Accordingly, we believe that Surviving Fund's basis in each Asset will be the same as Acquired Fund's basis therein immediately before the Reorganization.

         Section 1223(2) provides in general that the period for which a taxpayer has held acquired property that has a carryover basis shall include the period for which the transferor held the property. As noted above, it is our opinion that Surviving Fund's basis in the Assets will be a carryover basis. Accordingly, we believe that Surviving Fund's holding period for each Asset will include Acquired Fund's holding period therefor.


V. An Acquired Fund Shareholder Will Recognize No Gain or Loss.

         Under section 354(a)(1), no gain or loss shall be recognized if stock in a corporation that is a party to a reorganization is exchanged pursuant to a plan of reorganization solely for stock in that corporation or another corporate party to the reorganization. Pursuant to the Plan, the Acquired Fund Shareholders will receive solely Reorganization Shares for their Acquired Fund Shares. As noted above, it is our opinion that the Reorganization will qualify as a C Reorganization, each Fund will be a party to a reorganization, and the Plan constitutes a plan of reorganization. Although section 354(a)(1) requires that the transferor corporation's shareholders exchange their shares therein for shares of the acquiring corporation, the courts and the Service have recognized that the Code does not require taxpayers to perform useless gestures to come within the statutory provisions. See, e.g., Eastern Color Printing Co., 63 T.C. 27, 36 (1974); Davant v. Commissioner, 366 F.2d 874 (5th Cir. 1966). Therefore, although Acquired Fund Shareholders will not be required to actually surrender Acquired Fund Share certificates in exchange for Reorganization Shares -- many of those shareholders do not hold certificates representing their ownership of Acquired Fund Shares, and any Acquired Fund Share certificate that remains outstanding on the Closing Date will not evidence ownership of any Reorganization Shares -- their Acquired Fund Shares (including any represented by any such outstanding certificates) will be canceled on the issuance of Reorganization Shares to them and will be treated as having been exchanged therefor. See Rev. Rul. 81-3, 1981-1 C.B. 125; Rev. Rul. 79-257, 1979-2 C.B.
136. Accordingly, we believe that an Acquired Fund Shareholder will recognize no gain or loss on the constructive exchange of all its Acquired Fund Shares solely for Reorganization Shares pursuant to the Reorganization.


VI. An Acquired Fund Shareholder's Basis in Reorganization Shares Will Be a Substituted Basis, and its Holding Period therefor Will Include its Holding Period for its Acquired Fund Shares.

         Section 358(a)(1) provides, in pertinent part, that in the case of an exchange to which section 354 applies, the basis of the property permitted to be received thereunder without the recognition of gain or loss shall be the same as the basis of the property exchanged therefor, decreased by, among other things, the fair market value of any other property and the amount of any money received in the exchange and increased by the amount of any gain recognized on the exchange by the shareholder (a "substituted basis"). As noted above, it is our opinion that the Reorganization will qualify as a C Reorganization and, under section 354, an Acquired Fund Shareholder will recognize no gain or loss on the constructive exchange of all its Acquired Fund Shares solely for Reorganization Shares in the Reorganization. No property will be distributed to the Acquired Fund Shareholders other than Reorganization Shares, and no money will be distributed to them pursuant to the Reorganization. Accordingly, we believe that an Acquired Fund Shareholder's aggregate basis in the Reorganization Shares it receives in the Reorganization will be the same as the aggregate basis in its Acquired Fund Shares it constructively surrenders in exchange for those Reorganization Shares.

         Section 1223(1) provides in general that the period for which a taxpayer has held property received in an exchange that has a substituted basis shall include the period for which the taxpayer held the property exchanged therefor if the latter property was a "capital asset" (as defined in section
1221) in the taxpayer's hands at the time of the exchange. See Treas. Reg. ss. 1.1223-1(a). As noted above, it is our opinion that an Acquired Fund Shareholder will have a substituted basis in the Reorganization Shares it receives in the Reorganization. Accordingly, we believe that an Acquired Fund Shareholder's holding period for the Reorganization Shares it receives in the Reorganization will include, in each instance, its holding period for the Acquired Fund Shares it constructively surrenders in exchange therefor, provided the Acquired Fund Shareholder holds those Acquired Fund Shares as capital assets on the Closing Date.

                                          Very truly yours,

                                          KIRKPATRICK & LOCKHART LLP



                                          By:   /S/ THEODORE L. PRESS
                                               ------------------------------
                                               Theodore L. Press